EXHIBIT 10.33

Sale, Sublease, Assignment and License Agreement

This Sale, Sublease, Assignment and License Agreement is effective as of November 15, 2002 (the “Effective Date”), and is made by Equifax Inc., a Georgia corporation (“Equifax”), and Seisint, Inc., a Florida corporation (“Seisint”).

Recitals

This Agreement sets forth the replacement and cancellation of the Master Agreement and the DMS Transaction Document by Equifax and Seisint (each a “Party” and collectively the “Parties”).

In consideration of the covenants and agreements set forth in this Agreement and for valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions

In addition to any term capitalized and defined in this Agreement, capitalized terms used in this Agreement shall have the meaning set forth in Exhibit A.

2.    Sale and Sublease of the Equipment

a.    Pursuant to the terms of this Agreement and the terms and conditions of the Bill of Sale in the form attached hereto as Exhibit B, Seisint shall sell to Equifax the Equipment identified in Section A(1) of Schedule 1.

b.    Pursuant to the terms of this Agreement and subject to Seisint’s contractual ability to sublease the Equipment, Seisint shall sublease to Equifax the Equipment identified in Section A(2) of Schedule 1 pursuant to and in accordance with a Sublease in the form attached hereto as Exhibit C. The Parties agree to accept commercially reasonable changes, if any, to the Sublease requested by each lessor party to the Leased Equipment Agreements. Seisint shall cooperate with Equifax and take all commercially reasonable action to obtain from each lessor party to the Leased Equipment Agreements a consent to the sublease by Seisint to Equifax of the Equipment. At Equifax’s request, Seisint also shall cooperate with Equifax and take all commercially reasonable action to obtain from each such lessor a grant of an option to purchase the Equipment upon the event of default by Seisint under a Leased Equipment Agreement and/or upon expiration of a Leased Equipment Agreement. At Equifax’s request, Seisint also shall cooperate with Equifax and take all commercially reasonable action to obtain an assignment of the portion of the Leased Equipment Agreements applicable to the Equipment that Seisint subleases to Equifax pursuant to the Sublease or a buyout of such portion of the Leased Equipment Agreements or a new lease(s) directly with Equifax for such portion of the Equipment. At Equifax’s request, Seisint will exercise its option under either or both of the Leased Equipment Agreements to purchase the Equipment subject to such Leased Equipment Agreements and then sell such Equipment to Equifax at the same cost Seisint incurred to exercise its option to purchase such Equipment.

c.    Seisint shall sell or sublease, as the case may be, the Equipment to Equifax “as is.” Seisint does not warrant that the Equipment is fit for a particular purpose, or that the Equipment is of merchantable quality, and Seisint disclaims all other warranties regarding the Equipment of any kind, whether actual or implied; provided however, Seisint warrants that (a) subject to Seisint having the right under the Leased Equipment Agreements to sublease to Equifax the Equipment, it has the right to sell and/or sublease the Equipment to Equifax, (b) the configuration and integration of the Equipment does not infringe on the intellectual property rights of any third party, (c) in selling and/or subleasing the Equipment to Equifax, Seisint is not violating the intellectual property rights of any third party, (d) the Equipment is unencumbered by any adverse Claims, liens, security interests or judgments that would inhibit in any way Equifax’s possession, use and enjoyment of the Equipment, except that such Equipment is subject to the rights of each lessor party to the Leased Equipment Agreements, (e) it shall not amend or modify or default under the Leased Equipment Agreements, and (f) there is no default or circumstances that with the giving of notice and/or the passage of time will become defaults under the Leased Equipment Agreements. Wherever contractually possible and/or commercially reasonable, Seisint shall transfer to Equifax any and all third party warranties related to or applicable to the Equipment.

3.    Assignment of the Assigned Commercial Software

a.    Pursuant to the terms of this Agreement and in accordance with the terms and conditions of the Assignment Agreement in the form attached hereto as Exhibit D, Seisint shall assign to Equifax the Assigned Commercial Software, and the attendant licenses to such Assigned Commercial Software; provided however, Seisint’s obligation to assign the Assigned Commercial Software is subject to Seisint’s contractual ability to assign any Commercial Software.

b.    Seisint shall take commercially reasonable measures to attempt to assign to Equifax all of the Commercial Software and shall cooperate with Equifax to attempt to effectuate such assignment. The Parties agree to accept commercially reasonable changes, if any, to the Assignment Agreement requested by third parties who license to Seisint the Commercial Software. To the extent that any fees or costs in addition to those set forth in Section 9 of this Agreement are incurred to effectuate such assignment, Equifax shall be responsible for such additional costs and fees. To the extent that new licenses must be negotiated to effectuate the assignment of any Commercial Software, Equifax shall bear primary responsibility for negotiating such new licenses; provided however, Seisint shall provide Equifax commercially reasonable assistance in negotiating such new licenses with the third party licensors of such software. To the extent that Seisint is not able to effectuate the assignment of any Commercial Software, Equifax acknowledges that it will need to purchase from third party vendors licenses for such software.

c.    Seisint will assign the Assigned Commercial Software to Equifax “as is.” Seisint does not warrant that the Assigned Commercial Software is fit for a particular purpose, or that the Assigned Commercial Software is of merchantable quality, and Seisint disclaims all other warranties regarding the Assigned Commercial Software of any kind, whether actual or implied; provided however, Seisint warrants that (a) it has the right to assign the Assigned Commercial Software to Equifax, (b) in assigning the Assigned Commercial Software to Equifax, Seisint is not violating the intellectual property rights of a third party and (c) the Assigned Commercial Software is unencumbered by any adverse Claims, liens, security interests or judgments that would inhibit in any way Equifax’s possession, use and enjoyment of the Assigned Commercial Software. Wherever contractually possible and/or commercially reasonable, Seisint shall transfer to Equifax any and all third party warranties related to or applicable to the Commercial Software.

4.    License of the Seisint DMS Core Technology

a.    Subject to the release from escrow of the Seisint DMS Core Technology source code pursuant to Section 5 of this Agreement, Seisint hereby grants to Equifax, and its Affiliates, a non-exclusive, worldwide license to (i) use, operate and reproduce the Seisint DMS Core Technology (object code and source code) solely for Internal Purposes within the DMS Scope and (ii) create derivatives, enhancements, modifications and extensions to the Seisint DMS Core Technology; provided however, Equifax may engage third party contractors/service providers to provide outsourced services with respect to the Seisint DMS Core Technology from an Equifax Data Center (the “Restricted License”). All derivatives, enhancements or modifications to the Seisint DMS Core Technology, whether made by Equifax or Seisint shall be owned by Seisint; provided however, such derivatives, enhancements or modifications developed by Equifax shall be licensed to Equifax during the Term and pursuant to the Restricted License and, provided further, Equifax shall be authorized to disclose to members of its CMS project team any such derivatives, enhancements or modifications made to the Seisint DMS Core Technology.

b.    Seisint shall license the Seisint DMS Core Technology to Equifax “as is.” Seisint does not warrant that the Seisint DMS Core Technology is fit for a particular purpose, or that the Seisint DMS Core Technology is of merchantable quality, and Seisint disclaims all other warranties regarding the Seisint DMS Core Technology of any kind, whether actual or implied; provided however, Seisint warrants on the Effective Date and for the Term that (a) it owns and has the right to license the Seisint DMS Core Technology to Equifax, (b) the Seisint DMS Core Technology does not infringe on the intellectual property rights of any third party, (c) in licensing the Seisint DMS Core Technology to Equifax, Seisint is not violating the intellectual property rights of any third party and (d) the Seisint DMS Core Technology is unencumbered by any adverse Claims, liens, security interests or judgments that would inhibit in any way Equifax’s possession, use and enjoyment of the Seisint DMS Core Technology or Equifax’s full exercise of the license rights granted to it in this Agreement.

c.    Seisint further warrants that it is providing to Equifax, pursuant to this Agreement and whether by sale, sublease, assignment, escrow or license, the complete DMS System and that it is in the same state as it existed in Seisint’s possession and control as of the Effective Date, other than such Commercial Software that does not become Assigned Commercial Software.

d.    Equifax shall limit access to the Seisint DMS Core Technology, including, but not limited to, the attendant design documentation, executable code, and hardware configuration, to only such employees or third party contractors/service providers engaged by Equifax having a “need to know”, and Equifax shall use accepted professional standards to protect the Seisint DMS Core Technology equal to the protections afforded Equifax’s own proprietary code and the Equifax Credit Data Base (the “Equifax Security Standards”). If the source code to the Seisint DMS Core Technology is released pursuant to Section 5 of this Agreement, then Equifax shall not permit any more than three (3) Equifax employees to have access to the entire source code or design documentation set of the Seisint DMS Core Technology and Equifax shall not permit any third party contractors/service providers engaged by Equifax to have access to the entire source code or design documentation set of the Seisint DMS Core Technology, but such third party contractors/service providers engaged by Equifax may have access on a need to know basis pertaining specifically to such portion of the Seisint DMS Core Technology source code or design documentation immediately pertaining to the scope of work directed by Equifax to such third party contractors/service providers. Equifax shall have the right to copy, in a manner consistent with the Equifax Security Standards, the Seisint DMS Core Technology source code (subject to its release as described in Section 5 of this Agreement) and the Seisint DMS Core Technology object code; provided however, in regard to the Seisint DMS Core Technology source code, Equifax shall only be permitted (a) to maintain two (2) copies of such portion of the Seisint DMS Core Technology source code for back up purposes, and (b) when actively working on the Seisint DMS Core Technology source code, to maintain additional copies of such source code solely for development of executable code file to be promoted into production. Development shall be defined as the different stages that the source code will pass within the Equifax development environment to produce an executable file. Equifax shall have the right to copy the Application Software source code and object code.

e.    Commencing at the beginning of the first full calendar quarter after the Effective Date and, thereafter, at the beginning of each calendar quarter during the Term, Equifax and Seisint shall hold a quarterly review at which time Seisint shall brief Equifax on and describe to Equifax any functional enhancements either (i) made to the Seisint DMS Core Technology or (ii) expected to be made, within the next two quarters, to the Seisint DMS Core Technology. If, after any such quarterly review, Equifax desires to license one or more of the enhancements already made to the Seisint DMS Core Technology described by Seisint, then Seisint shall provide a code release containing the enhanced code to Equifax at no additional cost.

f.    Seisint shall maintain its ownership of, and all rights, title and interest in the Seisint DMS Core Technology.

5.    Source Code Escrow

a.    Within thirty (30) days of the Effective Date, Seisint shall place in escrow with an escrow agent reasonably acceptable to both Parties and pursuant to a source code escrow agreement in the form attached hereto as Exhibit E the source code for the software comprising elements of the Seisint DMS Core Technology and all documentation attendant thereto (the “Escrowed Code”). Seisint shall update the Escrowed Code through additional deposits with the escrow agent within ten (10) days of the date when Seisint provides Equifax enhancements to the Seisint DMS Core Technology pursuant to Section 4(e) of this Agreement. Seisint shall provide a certificate to Equifax at the time of each deposit of the Escrowed Code with the escrow agent that the Escrowed Code is true, correct and complete, and Equifax shall have the right, through its own personnel, at the time of each such deposit to review and certify that the Escrowed Code complies with this Section 5. Equifax shall bear the costs of such review and certification.

b.    The term of the escrow shall be until a release event occurs. The Escrowed Code shall be released from the escrow by the escrow agent upon any of the following events:

1.	Upon agreement of the Parties;

2.	(a) Upon the determination from a court of law that (i) Seisint materially breached this Agreement pursuant to Section 15(b) of this Agreement and (ii) such breach was not cured by Seisint within the notice and cure period provided in Section 15(b), (b) if Seisint becomes insolvent or is unable to pay its debts or enters into or files (or has filed against it) a petition, arrangement, action or other proceeding seeking relief or protection under the bankruptcy laws, or (c) if Equifax obtains a court order in response to Equifax’s request for injunctive relief (as detailed herein). Notwithstanding the foregoing, Seisint agrees that a failure by Seisint to provide the Seisint Support as required under this Agreement will adversely affect Equifax’s ability to use and enjoy the Seisint DMS Core Technology and adversely affect Equifax’s business by compromising Equifax’s ability to perform required support and maintenance for the Seisint DMS Core Technology. Accordingly, if Seisint materially breaches this Agreement by failing to provide the Seisint Support as required under this Agreement, then Equifax shall be entitled to petition for injunctive relief in the form of an order of a court for release of the Escrowed Code; or

3.	(a) Upon the determination from a court of law that (i) Equifax breached this Agreement pursuant to Section 15(d) of this Agreement and (ii) such breach was not cured by Equifax within the notice and cure period provided in Section 15(d) or (b) if Equifax becomes insolvent or is unable to pay its debts or enters into or files (or has filed against it) a petition, arrangement, action or other proceeding seeking relief or protection under the bankruptcy laws.

In the event of a release under item 1, the Escrowed Code shall be delivered to the Party designated in a joint notice from the Parties to the escrow agent, in the event of a release under item 2, the Escrowed Code shall be delivered to Equifax and in the event of a release under item 3, the Escrowed Code shall be delivered to Seisint.

c.    The Parties shall enter into a three party contractual arrangement with each other and the escrow agent in the form of Exhibit E hereto, with commercially reasonable changes, if any, requested by the escrow agent, to implement the provisions of this Section 5. Equifax shall bear the cost of the escrow arrangement with the Escrow Agent.

6.    Sale of the Application Software

a.    Pursuant to the terms of this Agreement and the terms and conditions of the Bill of Sale in the form attached hereto as Exhibit B, Seisint shall sell to Equifax the Application Software developed as of the Effective Date of this Agreement. Equifax shall own all right, title and interest in and to the Application Software, and all patent, copyrights and trademarks and all other intellectual property rights embodied and/or practiced therein, including but not limited to all derivatives, enhancements, modifications and improvements thereto.

b.    Seisint shall sell the Application Software to Equifax “as is.” Seisint does not warrant that the Application Software is fit for a particular purpose, or that the Application Software is of merchantable quality, and Seisint disclaims all other warranties regarding the Application Software of any kind, whether actual or implied; provided however, Seisint warrants on the Effective Date and for the Term that (a) it owns and has the right to sell the Application Software to Equifax, (b) the Application Software does not infringe on the intellectual property rights of any third party, (c) in selling the Application Software to Equifax, Seisint is not violating the intellectual property rights of any third party and (d) the Application Software is unencumbered by any adverse Claims, liens, security interests or judgments that would inhibit in any way Equifax’s possession, use and enjoyment of the Application Software or Equifax’s ownership rights in the Application Software.

7.    Exclusivity

a.    Seisint shall not, directly or indirectly, with respect to the Seisint DMS Core Technology and/or the DMS Scope (i) perform or provide services for or to a DMS Competitor that are the same as or substantially similar to the DMS Scope; (ii) provide software and/or equipment to a DMS Competitor to perform the DMS Scope or services or functions which are the same as or substantially similar to those comprising the DMS Scope; or (iii) provide the intellectual property rights of the Seisint DMS Core Technology to a DMS Competitor to enable such DMS Competitor to develop software and/or equipment to perform services or functions in the DMS Scope or services or functions which are the same as or substantially similar to those comprising the DMS Scope. Additionally, Seisint shall specifically prohibit all third parties to which Seisint provides services, software, equipment and/or intellectual property from performing and providing services for the DMS Competitors in the DMS Scope.

b.    The exclusive rights described herein shall remain in full force and effect for the Term and shall terminate only as follows:

1.	Upon agreement of the Parties, or

2.	Upon the expiration of the Term or a termination of this Agreement or the Restricted License for any reason, including a breach of this Agreement constituting a default by either Party, except a termination by Equifax based on an intentional breach or default by Seisint or a refusal by Seisint to continue to perform its obligations under this Agreement.

8.    Documentation

Upon execution of this Agreement, Seisint shall provide to Equifax (i) all existing technical documentation for the Equipment, Assigned Commercial Software, and the Application Software, as the case may be, that is in Seisint’s control or possession and (ii) the technical documentation related to the Seisint DMS Core Technology that is identified in Schedule 2 to this Agreement.

9.    Fees and Costs

a.    On the Effective Date, Equifax shall pay to Seisint $6,000,000 (the “Initial Fee”); provided however, Equifax shall pay $283,937.36 of the Initial Fee into escrow, to be held pursuant to a cash escrow agreement in the form attached hereto Exhibit F, for disbursement to pay future charges that are due and payable under the Leased Equipment Agreements and provided further that Equifax shall withhold payment of $500,000 of the Initial Fee until thirty (30) days after the Effective Date. On each of the nine anniversaries of the Effective Date, Equifax shall pay to Seisint $750,000 (the “Annual Fee”). The Initial Fee and each Annual Fee may be referred to in this Agreement collectively as the “Fees”.

b.    Equifax’s payment of the Initial Fee shall obligate Seisint to sell and sublease to Equifax, as the case may be, the Equipment; to assign to Equifax the Assigned Commercial Software (and attempt to assign to Equifax the Commercial Software); to license to Equifax the Seisint DMS Core Technology; to sell to Equifax the Application Software; and, at no cost, to perform and provide the first year of Seisint Support, all in accordance with the terms and conditions of this Agreement. Equifax’s payment of the Annual Fee shall obligate Seisint to perform and provide the Seisint Support.

10.    Support

a.    In consideration for payment of the Fees and pursuant to the procedures set forth in Section 10(c) of this Agreement, Seisint shall provide to Equifax, for each year of the Initial Term, up to 2000 hours per year of training time and operation and technical support all within the DMS Scope from Seisint personnel (the “Seisint Support”). The Seisint Support shall include, but not be limited to, the provision of senior level developers to aid and help through the exertion of commercially reasonable efforts (i) to correct known but not yet rectified problems to the Seisint DMS Core Technology code, including memory image loads, model performance issues, enhanced attribute processing, ECL extension, and (ii) to bring the Seisint DMS Core Technology current with Seisint’s then current technology code level.

b.    At Equifax’s request, and upon the consent of Seisint, Seisint shall provide Equifax additional Seisint Support, in addition to the 2,000 hours per year of Seisint Support detailed above, at a rate of $250 per hour, plus reasonable out-of-pocket expenses, payable on a monthly basis.

c.    If Equifax desires for Seisint to perform the Seisint Support, Equifax must first contact the Seisint customer support hotline (at 561.999.8686) to notify Seisint that a request will be submitted then, pursuant to the instructions from the hotline personnel, Equifax must submit a written request (by e-mail or otherwise) for such Seisint Support which such request must include a reasonable description of the Seisint Support Equifax desires for Seisint to perform (the “SOW”). (i) If the Seisint Support described in the SOW requires less than one effort-day to complete, then, within four (4) business hours of receipt of the SOW, Seisint shall schedule and begin performing such Seisint Support in good faith cooperation with Equifax. (ii) If the Seisint Support described in the SOW requires more than one effort-day to complete, then, within four (4) business hours of receipt of the SOW, Seisint shall respond in writing by giving Equifax an estimate of the time expected to perform the Seisint Support and then cooperate in good faith with Equifax to schedule and begin performing such Seisint Support. (iii) If the Seisint Support requested in the SOW requests the development of an enhancement, then Seisint shall respond in writing to the SOW within five (5) business days and either accept the SOW or request additional details regarding the requested enhancement to be made in which case the Parties shall have fifteen (15) days to negotiate modifications or clarifications to the SOW. For purposes of this Agreement, one effort-day shall be equal to the amount of work one person can perform in eight hours.

11.    Development of Transition Plan and Continued Use of Seisint Facilities

a.    Commencing on the Effective Date, Equifax and Seisint shall work together to develop a mutually agreed transition plan that, at a minimum, will include a fee schedule regarding the payment to Seisint of its fees and costs incurred in implementing the transition plan. The final, mutually agreed transition plan shall be incorporated into this Agreement.

b.    Seisint agrees that Equifax may continue to use the Seisint facility located in Boca Raton, Florida during the implementation of the transition plan; provided however, Equifax’s use of this facility during this time period will be consistent with its use levels immediately prior to the Effective Date and Equifax must take commercially reasonable measures to vacate this facility by January 31, 2003 and provided further that Equifax shall vacate this facility by February 28, 2003. From the Effective Date and so long as Equifax continues to use this facility, Equifax shall pay Seisint only for Equifax’s continued use of the data circuit to Alpharetta, Georgia at the current rate as set forth in the Rules of Engagement.

12.    Affected Employees, Nonsolicitation and Accenture Accounting Time

a.    Equifax shall offer employment to the Affected Employees and shall offer them compensation packages in accordance with the standard compensation and benefit packages that Equifax offers to similarly situated employees; provided however, the Affected Employees shall be offered a salary equal to or greater than the salary noted in Schedule 3. Should Equifax desire to relocate its DMS project team, reasonable relocation reimbursements shall be included with all offers of employment to the Affected Employees. Seisint shall encourage the Affected Employees to accept Equifax’s offers of employment. Except as agreed to in writing by Seisint and Equifax, Seisint shall not offer continued employment to the Affected Employees unless (i) special hardship circumstances exist, or (ii) it is mutually convenient for both Seisint and Equifax.

b.    Equifax agrees that for the Initial Term, and for an additional two (2) years immediately thereafter, Equifax shall not (i) hire any Seisint personnel, except for Seisint’s administrative, accounting, facilities or telemarketing personnel, unless such hiring is consented to in writing in advance by Seisint or (ii) otherwise communicate, except through general solicitations of employment not targeted at specific individuals, with Seisint personnel with the intent of making an offer of employment, unless such communication is consented to in writing in advance by Seisint.

c.    From the Effective Date and until November 30, 2002, Seisint shall provide to Equifax current levels of Accenture resources (which consists of eight (8) Accenture employees’ time, based on a forty (40) hour work week). From December 1, 2002 and until December 31, 2002, Seisint shall provide to Equifax and will pay for the services of the following four (4) Accenture employees’ time, to be assigned to work on the DMS System as based upon a forty (40) hour work week: Debbie Brown, Ken Kurzweil, Lac Consentine, and Ben Ray. Equifax agrees to pay all Accenture out-of-pocket expenses incurred for the provision of services by Accenture personnel pursuant to this Section 12(c).

13. Confidentiality

a.    Equifax and Seisint each acknowledge that the other Party possesses and shall continue to possess information, that has commercial value in such other Party’s business and that is not in the public domain. Such information has been created, discovered, developed by such other Party or provided to it by a third party, and such other Party holds property rights in such information by assignment, license or otherwise.

b.    Equifax and Seisint each shall refrain from disclosing, shall hold as confidential and shall use the same level of care to prevent disclosing to third parties, the Company Information of the other Party as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care. Notwithstanding the foregoing, either Party may disclose Company Information of the other Party as required by law and Equifax may disclose Company Information to third party contractors/service providers engaged by Equifax where: (i) such disclosure is necessary to permit Equifax, or third party contractors/service providers engaged by Equifax, to perform services or functions in the DMS Scope or outsourcing services using the Seisint DMS Core Technology from an Equifax Data Center, (ii) third party contractors/service providers engaged by Equifax agree in writing to observe the confidentiality and restricted use and disclosure covenants and standards of care set forth in this Section 13, and (iii) Equifax in the case of Company Information received by Equifax from Seisint and disclosed by it as permitted herein, assumes full responsibility for the acts or omissions of third party contractors/service providers engaged by Equifax no less than if the acts or omissions were those of Equifax.

c.    Neither Equifax nor Seisint shall use the Company Information of the other Party except (i) in the case of Seisint, in connection with the performance its obligations under this Agreement and as otherwise specifically permitted in this Agreement, and (ii) in the case of Equifax, or third party contractors/service providers engaged by Equifax, to perform services or functions in the DMS Scope or outsourcing services using the Seisint DMS Core Technology from an Equifax Data Center and as otherwise specifically permitted in this Agreement. Seisint shall ensure that its employees comply with this Section 13 and Equifax shall ensure that its employees and third party contractors/service providers engaged by Equifax comply with this Section 13.

d.    Without limiting the generality of the foregoing, neither Party shall publicly disclose the terms of this Agreement, except to the extent permitted by this Section 13 and to enforce the terms of this Agreement, without the prior written consent of the other. Furthermore except as contemplated by this Agreement, neither Seisint nor Equifax shall make any use of the Company Information of the other Party, acquire any right in or assert any lien against the other Party’s Company Information except as contemplated by this Agreement, or refuse to promptly return, provide a copy of or destroy such Company Information upon the request of the disclosing Party.

e.    All of Equifax’s Company Information (including, without limitation, data, records and reports related to Equifax’s business) whether in existence at the Effective Date or compiled thereafter, is the exclusive property of Equifax and the furnishing of such information, data, records and reports to, or access to such items by, Seisint shall not grant any express or implied license to or interest in Seisint relating to such information, data, records and reports except as required by Seisint to perform its obligations pursuant to this Agreement. Upon request by Equifax at any time and from time to time and without regard to the default status of the Parties under the Agreement, Seisint shall promptly deliver to Equifax Equifax’s Company Information (including without limitation all data, records and related reports related to Equifax’s business, but excluding any information provided by Equifax to Seisint pursuant to the Restated Data Purchase and Sale Agreement) in electronic (tape) format and in such hard copy as existing on the date of the request by Equifax.

f.    All of Seisint’s Company Information (including, without limitation, data, records and reports related to Seisint’s business) whether in existence at the Effective Date or compiled thereafter, is the exclusive property of Seisint and the furnishing of such information, data, records and reports to, or access to such items by, Equifax shall not grant any express or implied license to or interest in Equifax relating to such information, data, records and reports except as required by Equifax to perform its obligations and exercise its rights pursuant to this Agreement.

14.    Term

The term of this Agreement and the Restricted License granted herein shall begin on the Effective Date and shall expire on the tenth (10th) anniversary thereof unless extended pursuant to this Section 14 (the “Initial Term”). At the option of Equifax, the Term and the Restricted License granted herein may be renewed for consecutive twelve (12) month renewal terms upon the payment by Equifax of an additional annual fee of $750,000 (each a “Renewal Term”); provided however, if Equifax exercises such renewal option, then Seisint shall have no further duties, responsibilities, or obligations to Equifax in accordance with this Agreement, or the Restricted License of the Seisint DMS Core Technology, other than the continued granting of the Restricted License of the Seisint DMS Core Technology on an annual basis to Equifax. The Initial Term and any Renewal Term(s) may be referred to in this Agreement collectively as the “Term”.

15.    Termination and Breach

a.    Equifax may terminate this Agreement for convenience upon hundred eighty (180) days prior written notice to Seisint of its intent to terminate. If Equifax terminates this Agreement pursuant to this Section 15(a), then Equifax will not be entitled to reimbursement of any Fees paid, but Equifax will not be required to pay any additional Fees and Equifax shall promptly return to Seisint all embodiments of the Seisint DMS Core Technology, including the attendant documentation; provided however, that Equifax shall not be required to return to Seisint the Application Software, the Equipment or the licenses to the Commercial Software.

b.    Equifax may terminate this Agreement and/or cease to be obligated to pay any Fees or other charges hereunder, if Seisint has materially breached this Agreement and such breach is not cured by Seisint within thirty (30) days of Equifax providing written notice to Seisint of such material breach. If Equifax terminates this Agreement and a court of law determines that Seisint has materially breached this Agreement and failed to timely cure such breach, then Equifax shall not be required to pay any additional Fees and shall retain the license rights granted hereunder, including the Restricted License, and Equifax shall not be required to return to Seisint the Application Software, the Equipment or the Commercial Software.

c.    In the event of the bankruptcy of Seisint pursuant to the Bankruptcy Act and any attendant rejection of this Agreement or any license or assignment granted hereunder pursuant to Section 365 of the Bankruptcy Act, the Parties intend that the provisions of the Bankruptcy Act shall apply and Equifax shall be entitled to retain possession of all Embodiments of Intellectual Property (as that term is defined in the Bankruptcy Act), including the attendant documentation, delivered to it by Seisint under this Agreement and to the extent permitted by law, retain the license rights granted hereunder, including the Restricted License, subject to the obligations to pay fees hereunder.

d.    Seisint may terminate this Agreement if Equifax has materially breached this Agreement and such breach is not cured by Equifax within thirty (30) days of Seisint providing written notice to Equifax of such material breach; provided however, Seisint shall be entitled to terminate this Agreement on two (2) business days written notice to Equifax and Equifax’s failure to cure if such material breach is a violation of the Restricted License or the Equifax Security Standards attendant to protection of the Seisint DMS Core Technology. If Seisint terminates this Agreement and a court of law determines that Equifax has materially breached this Agreement and failed to timely cure such breach, then Equifax shall not be entitled to reimbursement of any fees or costs paid to Seisint prior to such termination and Equifax shall be required to immediately return to Seisint any embodiments of the Seisint DMS Core Technology, including the attendant documentation; provided however, Equifax shall not be required to return to Seisint the Application Software, the Equipment or the Commercial Software. Equifax shall be responsible for the acts of its employees, former employees and third party contractors/service providers engaged by Equifax that constitute a material breach of this Agreement.

e.    The following sections of this Agreement shall survive the expiration or termination of this Agreement: Section 2(c), Section 3(c), Section 4, Section 6(b), Section 7, Section 12(b), Section 13, Section 15, Section 16, Section 17, Section 18, Section 19, Section 20, Section 23 and Section 27.

16.    Continued Performance and Right to Withhold Payments

a.    To the extent that a dispute arises regarding the alleged breach of this Agreement or the nonperformance of a Party’s obligations under this Agreement, the Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until (i) such obligations are terminated or expire in accordance with the provisions of this Agreement or (ii) a court of law enters an order excusing a Party from its obligation to perform.

b.    Notwithstanding the foregoing, each Party shall be entitled to withhold payment of any amount disputed in good faith until such dispute is resolved and such withholding shall not constitute a breach of this Agreement which would excuse the other Party from performing under this Agreement.

17.    Injunctive Relief

a.    Either Party shall be entitled to seek injunctive relief upon the occurrence of a material breach of this Agreement. Equifax agrees that its material violation of the Restricted License, a threatened breach thereof, or the intentional or unintentional material release by Equifax of the intellectual property forming the Seisint DMS Core Technology to any third party in violation of the Restricted License, or a material violation of such covenants of this Agreement related thereto, will constitute immediate and irreparable injury to Seisint and that Seisint shall be entitled to seek the issuance of a temporary injunction to further prevent such actual or threatened breach.

b.    [INTENTIONALLY OMITTED]

18.    Indemnification by Seisint

Seisint shall indemnify and hold harmless each Equifax Indemnitee from and against any and all Losses incurred by any of them arising from or in connection with:

a.    any Claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar intellectual property right conferred by contract or by common law or by any law of any country or any state to the extent resulting from or arising out of any aspect of the Seisint DMS Core Technology, the Equipment, the Commercial Software, the Application Software and/or the documentation delivered by Seisint to Equifax in connection therewith. Further, Seisint shall have no obligation with respect to any Losses to the extent arising out of or in connection with an Equifax Indemnitee’s modification of the Seisint DMS Core Technology, the Equipment, the Commercial Software or the Application Software, or an Equifax Indemnitee’s combination, operation or use of the services, equipment, software or other resources provided by Seisint with devices, data, programs or other resources not furnished by, through or at the specification of Seisint;

b.    any Claims, however described, regarding any Third Party Agreements. However, Seisint shall have no obligation with respect to any Losses to the extent arising out of or in connection with Claims for copyright infringement and/or breach of software licenses committed by any Equifax Indemnitee that is not the result of Seisint’s failing to perform its obligations under this Agreement;

c.    any Claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of Seisint caused by the negligence or willful misconduct of Seisint or its employees. However, Seisint shall have no obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of Equifax or third party contractors/service providers engaged by Equifax;

d.    any Claims for violation of any laws or regulations applicable to Seisint’s performance under this Agreement, except to the extent that Equifax or its employees has caused the violation of the laws or regulations from which the Claim arises;

e.    any Claims arising out of or resulting from the operations of Seisint to the extent such Claims do not arise out of a breach of this Agreement by Equifax and are not the subject of a specific indemnity provided by Equifax to Seisint in Section 19 of this Agreement. However, Seisint shall have no obligation under this item, to the extent the

Claims arise out of or result from the negligence or willful misconduct of Equifax;

f.    any Claims for any amounts, including, without limitation, taxes, interest and penalties thereon, assessed against Equifax which are obligations of Seisint under this Agreement; and

g.    any Claims by any Affected Employees arising out of or resulting from their employment, or the termination of their employment, with Seisint, except to the extent any such claim arises from a wrongful act of Equifax or third party contractors/service providers engaged by Equifax.

In the event and to the extent that a Claim is made against an Equifax Indemnitee by an employee of Seisint, the Parties agree that Seisint shall indemnify and hold harmless the Equifax Indemnitee to the same extent as if the Claim was made by a non-employee of Seisint. Seisint’s indemnification obligations hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties’ intent and this indemnification provision fully enforceable, Seisint, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers’ compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.

19.    Indemnification by Equifax

Equifax shall indemnify and hold harmless each Seisint Indemnitee from and against any and all Losses incurred by Seisint arising from or in connection with:

a.    any Claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country or any state to the extent resulting from or arising out of any equipment, materials and other resources provided to Seisint by Equifax in connection with the performance of this Agreement. Further, Equifax shall have no obligation with respect to any Losses to the extent arising out of or in connection with a Seisint Indemnitee’s combination, operation or use of the equipment, software or other resources provided by Equifax with devices, data, programs or other resources not furnished by the Equifax;

b.    any Claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of Equifax caused by the negligence or willful misconduct of Equifax or its employees; provided that Equifax shall have no obligation, under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of Seisint or its employees;

c.    any Claims for violation of any laws or regulations applicable to the Equifax’s performance under this Agreement, except to the extent that Seisint or its employees has caused the violation of the laws or regulations from which the Claim arises;

d.    any Claims arising out of or resulting from the operations of Equifax to the extent such Claims do not arise out of a breach of this Agreement by Seisint and are not the subject of a specific indemnity provided by Seisint to Equifax in Section 18 of this Agreement. However, Equifax shall have no obligation under this item, to the extent the Claims arise out of or result from the negligence or willful misconduct of Seisint or its Affiliates or subcontractors;

e.    any Claims for amounts, including, without limitation, taxes, interest and penalties assessed or claimed against Seisint which are obligations of Equifax under this Agreement; and

f.    any Claims by any Affected Employees arising out of or resulting from their employment, or the termination of their employment, with Equifax except to the extent any such Claim arises from a wrongful act of Seisint.

In the event and to the extent that a Claim is made by an employee of Equifax against a Seisint Indemnitee, the

Parties agree that Equifax shall indemnify and hold harmless the Seisint Indemnitee to the same extent as if the Claim was made by a non-employee of Equifax. Equifax’s indemnification obligations hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties’ intent and this indemnification provision fully enforceable, Equifax, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers’ compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.

20.    Audit Rights

Equifax agrees that Seisint shall have the right, directly and through its independent auditors, upon at least one (1) business day’s prior written notice, to visit Equifax’s facilities during normal business hours. Seisint, or its designee, may inspect Equifax’s facilities and records (including without limitation electronic records) and interview Equifax’s employees or third party contractors/service providers to determine whether Equifax’s security processes and procedures are in order, and otherwise audit, monitor and ensure that Equifax is in compliance with the terms and conditions of the Restricted License; provided however, such audits shall be reasonable in number and scope, and shall not become an impediment to Equifax’s quiet enjoyment of the Restricted License to use the Seisint DMS Core Technology. Except as required by law, Seisint agrees to maintain the confidentiality, in accordance with Section 13 of this Agreement, of all of Equifax’s procedures, processes and all other information that are disclosed to it as a result of the audit. If an audit reveals a violation of the Restricted License, Seisint agrees to promptly notify Equifax in writing of any problems discovered and to allow Equifax two (2) business days to cure the problem. Equifax shall notify Seisint in one (1) business day of its response and efforts to cure. If Equifax is unable to cure a breach of the Restricted License, or otherwise make Seisint whole relative to a breach, then such notification shall not in any manner act as a waiver by Seisint of such rights Seisint may have pursuant to this Agreement or by law.

21.    Reserved

22.    Release of Certain Contractual Obligations

a.    Upon the Effective Date, the Master Agreement and the DMS Transaction Document shall be deemed terminated and the Parties shall be deemed to have fully released each other from any and all duties and obligations arising out of or related to the Master Agreement and the DMS Transaction Document.

b.    Upon the Effective Date and subject to Section 11(b) of this Agreement, all licenses of space granted by Seisint to Equifax pursuant to the Master Agreement or the DMS Transaction Document are hereby terminated.

23.    Entire Agreement, Updates, Amendments and Modifications

This Agreement, including the Exhibits and Schedules referenced herein, constitutes the entire agreement and understanding of the Parties with regard to the matters addressed herein, and all prior agreements, letters, proposals, discussions and other documents regarding the matters addressed in this Agreement are superseded and merged into this Agreement. Updates, amendments and modifications to this Agreement, including the Exhibits and Schedules referenced herein, may not be made orally, but shall only be made by a written document signed by both Parties. Any terms and conditions varying from this Agreement on any order or written notification from either Party shall not be effective or binding on the other Party.

24.    Waiver

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

25.    Severability

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties’ original intentions as nearly as possible in accordance with applicable law(s).

26.    Counterparts

This Agreement may be executed in counterparts. Each such counterpart shall be an original and together shall constitute but one and the same document.

27.    Governing Law

This Agreement and any and all claims, actions, proceeding and disputes arising out of or in connection with or related to the relationships and arrangements between Equifax and Seisint described in this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The Parties hereby (a) agree that the U.S. District Court for the Northern District of Georgia, Atlanta Division, or if such court does not have subject matter jurisdiction, the appropriate State or Superior Court sitting in Fulton County, Georgia, shall have exclusive jurisdiction over all claims, actions, and proceedings arising out of or related to or in connection with this Agreement and the subject matter of this Agreement; (b) agree to initiate any claim, action or proceeding against the other Party only in such courts; (c) agree that they shall not raise any defense to the lawful jurisdiction of such courts; and (d) agree that they shall not attempt the removal of any claim, action or proceeding to any other court, whether local, state or Federal courts of the United States or the courts of any other country.

28.    Assignment

Equifax shall not be entitled to assign, sell or transfer the rights to the Restricted License without Seisint’s express written consent which consent shall not be unreasonably withheld; provided however, the Restricted License granted herein may be assigned by Equifax upon an occurrence of a change of control in Equifax, or a divestiture of Equifax’s DMS division, if such change of control or divestiture of Equifax’s DMS division does not involve ChoicePoint Services, Inc. or its affiliates.

29.    Notices

a.    Whenever one Party is required or permitted to give notice to the other Party under this Agreement, such notice shall be in writing unless otherwise specifically provided herein and shall be deemed given when delivered by hand, one (1) day after being given to an express courier with a reliable system for tracking delivery, or five (5) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, or when sent if delivered by facsimile, with confirmation of delivery by the sending machine.

b.    Notifications shall be addressed as follows:

In the case of Seisint:	with a copy to:

Ken Schwartz	Paul Cameron
6601 Park of Commerce Blvd.	6601 Park of Commerce Blvd.
Boca Raton, Florida 33487	Boca Raton, Florida 33487
Facsimile: (561) 999-4496	Facsimile: (561) 999-4496

In the case of Equifax:	with a copy to:

Kent Mast, Esq.	Owen Flynn
General Counsel	Chief Technology Officer
1550 Peachtree Street	1525 Windward Concourse
Atlanta, Georgia 30309	Alpharetta, Georgia 30005
Facsimile: (404) 885-8988	Facsimile: (770) 740-7979

Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

30.    Further Assurances

Each Party agrees to execute and deliver to the other Party those additional documents necessary to effectuate the purposes of this Agreement and each Party further agrees to take those additional actions necessary to effectuate the purposes of this Agreement.

31.    Headings

All headings herein are not to be considered in the construction or interpretation of any provision of this Agreement. This Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. In the event of any apparent conflicts or inconsistencies between the provisions of this Agreement, the Exhibits or the Schedules, such provisions shall be interpreted so as to make them consistent to the extent possible, and if such is not possible, the provisions of this Agreement shall prevail.

32.    Publicity

Neither Party shall make, and each shall direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of this Agreement or the transactions contemplated herein, without the prior written consent of the other Party; provided however, Seisint shall be permitted during sales presentations to reference to potential customers that Seisint has sold to Equifax a supercomputer platform.

33.    Signatures

The Parties agree to the terms and conditions set forth in this Agreement (including the Exhibits and Schedules referenced in this Agreement) executed by the Parties referencing this Agreement. Each Exhibit and Schedule is incorporated into this Agreement and are herein collectively referred to as this Agreement.

[Signatures appear on the following page]

Accepted by:		Accepted by:
Equifax Inc.		Seisint, Inc.

By:	/s/ OWEN V. FLYNN	By:	/S/ PAUL CAMERON
	Authorized Signature		Authorized Signature
	Owen Flynn, CTO Date: Nov. 15, 2002		Paul Cameron, President Date: Nov. 15, 2002

Table of Attachments

Exhibit A—Definitions
Exhibit B—Form of Bill of Sale
Exhibit C—Form of Sublease
Exhibit D—Form of Assignment Agreement
Exhibit E—Form of Source Code Escrow Agreement
Exhibit F—Form of Cash Escrow Agreement

Schedule 1—Equipment and Commercial Software
Schedule 2—Seisint DMS Core Technology and Application Software
Schedule 3—Affected Employees

[Signature Page to DMS Agreement]